UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 16, 2004
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition.

On February 16, 2005, the registrant issued the following press release announcing financial results for the fourth quarter and full year ended January 1, 2005.
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Melissa Myron/Rachel Albert 212-850-5600

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS FOURTH QUARTER RESULTS

Lincoln, RI - February 16, 2005 - A.T. Cross Company (AMEX: ATX) today announced financial results for the fourth quarter and full year ended January 1, 2005.

Fourth Quarter Results

Net sales increased 4.8% to $41.0 million from $39.1 million in the fourth quarter of fiscal 2003. Global writing instrument and accessory revenue rose 3.0% to $37.7 million compared to $36.6 million in the prior year period. Costa Del Mar contributed $3.3 million in net sales for the quarter versus $2.5 million last year.

Gross margin decreased to 45.9% of net sales from 54.6% in the comparable period last year. This decline was primarily attributable to additional provisions for inventory reserves in the quality writing instrument and accessories segment. In addition, gross margin was negatively impacted by highly competitive market conditions. Selling, general and administrative expenses were $14.7 million, or 35.9% of net sales, versus $16.5 million, or 42.1% of net sales last year. The improvement was primarily due to greater expense control and the recognition of cost benefits from the restructuring of our global writing instrument operations.

On a GAAP basis, net income was $1.8 million, or $0.12 per share, versus $2.1 million, or $0.14 per share, in 2003. On a comparable basis, which excludes unusual items in both periods, net income decreased to $2.1 million, or $0.14 per share, compared to $2.8 million, or $0.19 per share, in the fourth quarter of 2003. Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable basis (non-GAAP) net income (loss) and net income (loss) per share.

David G. Whalen, President and Chief Executive Officer of A.T. Cross Company, stated, "During the fourth quarter, we made progress in several areas of our business. In addition to growing our top line, we focused on lowering our operating expenses, which allowed us to improve our SG&A levels. Moreover, we generated an increase in our international business, which was consistent with the performance in those markets all year. Costa Del Mar continued to outperform in the quarter as well, increasing its sales by approximately 32% over last year."

"Our fourth quarter accomplishments were offset by the decline in gross profit margin which was affected by the inventory obsolescence adjustments recorded in the quarter. Our decision to provide for additional inventory obsolescence reserves, we believe, was a prudent business decision to streamline our product lines as we entered into the new fiscal year. While this strategy caused us to miss our profitability goal, we are now poised to focus more aggressively on a faster moving product mix designed to drive better sell though."

Full Year Results

Net sales increased 2.5% to $129.5 million from $126.4 million in 2003. Net sales were favorably impacted by a $6.1MM increase in Costa Del Mar net sales and unfavorably impacted by a $3.0MM decline in writing instrument and accessory revenue.

On a GAAP basis, the Company reported a net loss of $0.9 million, or $0.06 per share, compared to net income of $1.8 million, or $0.12 per share last year. On a comparable basis, which excludes non-recurring items in both periods, the net loss for fiscal 2004 was $0.2 million, or $0.01 per share, versus net income of $2.9 million, or $0.20 per share. Please see the schedule accompanying this release for the full reconciliation of GAAP to comparable basis (non-GAAP) net income (loss) and net income (loss) per share.

Mr. Whalen concluded, "Throughout the course of the year, we experienced continued success in new product innovation and our restructuring program moved forward. Looking at the year ahead, we anticipate continuing the positive momentum we have generated in our international and Costa Del Mar businesses, while also implementing plans designed to stabilize other areas of our business, such as the U.S. national accounts and corporate gifts. We will continue to evolve our business in 2005 to strengthen the Cross brand name and lay the foundation for long-term growth."

The Company's management will host a conference call tomorrow, February 17, 2005, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on February 17th through February 24th at 1-800-283-8486 or 402-220-0869.

Non-GAAP Measures

This release contains comparable basis (non-GAAP) measures of net income and earnings per share that are provided as a complement to results provided in accordance with generally accepted accounting principles. These non-GAAP results are among the indicators management uses as a basis for evaluating financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or earnings per share prepared in accordance with GAAP.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the continued growth of the Company's international writing instrument and the Costa Del Mar businesses, and the anticipated stabilization of the Company's national accounts and corporate gifts businesses). In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the economic and political stability of the numerous international markets in which the Company operates, the ability of the Company to continue to successfully transfer manufacturing offshore, the continued consumer acceptance of the Company's products, including those of its subsidiary, Costa del Mar, the ability of the Company to continue to develop and launch innovative new products that are relevant to its existing distribution channels, and the possibility that the national accounts have not completed reducing their writing instrument inventory levels and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of February 16, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Year Ended
		January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004

	Net sales	$ 40,965	$ 39,083	$ 129,480	$ 126,365
	Cost of goods sold	22,163	17,757	66,114	61,423
	Gross Profit	18,802	21,326	63,366	64,942
	Selling, general and administrative expenses	14,693	16,470	57,368	56,014
	Service and distribution costs	681	739	3,543	3,250
	Research and development expenses	417	480	1,780	1,943
	Restructuring charges	453	791	2,324	2,441
	Loss (Gain) on disposition of asset held for sale	-	1	-	(989)
	Operating Income (Loss)	2,558	2,845	(1,649)	2,283
	Interest and other (expense) income	(165)	(74)	96	(65)
	Income (Loss) from Operations Before Income Taxes	2,393	2,771	(1,553)	2,218
	Income tax expense (benefit)	565	635	(698)	441
	Net Income (Loss)	$ 1,828	$ 2,136	$ (855)	$ 1,777

	Basic and diluted net income (loss) per share	$ 0.12	$ 0.14	$ (0.06)	$ 0.12

	Weighted average shares outstanding	14,806	14,961	14,926	15,080

		Three Months Ended		Year Ended
		January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
	Reconciliation of GAAP and "comparable basis" net
income (loss) and net income (loss) per share
	GAAP net income (loss)	$ 1,828	$ 2,136	$ (855)	$ 1,777
	Adjustments, net of tax:
	Restructuring charges	249	633	1,279	1,956
	Property tax settlement	-	-	(596)	-
	Loss (Gain) on disposition of asset held for sale	-	1	-	(792)
	Comparable-basis net income (loss)	$ 2,077	$ 2,770	$ (172)	$ 2,941

	Comparable-basis net income (loss) per share	$ 0.14	$ 0.19	$ (0.01)	$ 0.20

		Three Months Ended		Year Ended
		January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
Segment Data:	Writing Instruments & Accessories
	Net Sales	$ 37,678	$ 36,597	$ 114,385	$ 117,433
	Operating Income (Loss)	2,833	3,096	(2,525)	1,706
	Interest and Other (Expense) Income	(113)	(67)	148	(58)
Income (Loss) from Operations Before Income Taxes		2,720	3,029	(2,377)	1,648

Segment Data:	Optical
	Net Sales	$ 3,287	$ 2,486	$ 15,095	$ 8,932
	Operating (Loss) Income	(275)	(251)	876	577
	Interest and Other Expense	(52)	(7)	(52)	(7)
(Loss) Income from Operations Before Income Taxes		(327)	(258)	824	570

	Three Months Ended		Year Ended
	January 1, 2005	January 3, 2004	January 1, 2005	January 3, 2004
Writing Instruments & Accessories Sales Data:
Americas	$ 16,508	$ 17,116	$ 54,415	$ 61,653
Europe, Middle East and Africa	15,041	13,743	38,401	34,613
Asia Pacific	4,929	4,984	18,486	16,782
Other	1,200	754	3,083	4,385
Total Net Sales	$ 37,678	$ 36,597	$ 114,385	$ 117,433

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)
	January 1, 2005	January 3, 2004
Assets
Cash, cash equivalents and short-term investments	$ 15,502	$ 16,222
Accounts receivable	29,986	32,143
Inventories	15,507	16,064
Deferred income taxes	5,421	4,471
Other current assets	6,632	7,812
Total Current Assets	73,048	76,712

Property, plant and equipment, net	23,740	25,925
Goodwill	7,288	7,408
Intangibles and other assets	5,452	5,399
Deferred income taxes	3,823	2,702

Total Assets	$ 113,351	$ 118,146

Liabilities and Shareholders' Equity
Line of credit	$ 3,000	$ 3,155
Current maturities of long-term debt	1,350	1,350
Other current liabilities	31,884	31,428
Total Current Liabilities	36,234	35,933

Long-term debt, less current maturities	5,512	6,862
Accrued warranty costs	1,603	1,936
Shareholders' equity	70,002	73,415

Total Liabilities and Shareholders' Equity	$ 113,351	$ 118,146

For information at A. T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com
	4890-4Q-04

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: February 16, 2005	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer